                                                                   EXHIBIT 12(b)

                             BANKBOSTON CORPORATION
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the three months ended March 31, 1998 and 1997 and for the five years ended December 31, 1997 were as follows:


                                             Three Months Ended
                                                  March 31,                               Years Ended December 31,
                                          --------------------------  --------------------------------------------------------------
(Dollars in millions)
                                                  1998         1997         1997         1996         1995         1994         1993
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income                                $        238 $        207 $        879 $        650 $        678 $        542 $        367
Extraordinary items, net of tax                                                                                       7
Cumulative effect of changes
   in accounting principles, net of tax                                                                                         (24)
Income tax expense                                 153          139          589          483          529          422          262
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Pretax earnings                      $        391 $        346 $      1,468 $      1,133 $      1,207 $        971 $        605
                                             =========    =========    =========     ========     ========    =========    =========

Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                      $         10 $         10 $         39 $         40 $         38 $         35 $         36

Interest on borrowed funds                         272          255        1,050          873        1,079        1,038          384

Interest  on deposits                              462          400        1,685        1,680        1,791        1,301        1,177
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------

          Total fixed charges             $        744 $        665 $      2,774 $      2,593 $      2,908 $      2,374 $      1,597
                                             =========    =========    =========     ========     ========    =========    =========

Earnings (for ratio calculation)          $      1,135 $      1,011 $      4,242 $      3,726 $      4,115 $      3,345 $      2,202
                                             =========    =========    =========     ========     ========    =========    =========

Total fixed charges                       $        744 $        665 $      2,774 $      2,593 $      2,908 $      2,374 $      1,597
                                             =========    =========    =========     ========     ========    =========    =========

Ratio of earnings to fixed
   charges                                        1.53         1.52         1.53         1.44         1.42         1.41         1.38
                                             =========    =========    =========     ========     ========    =========    =========

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.